EXHIBIT 99.4

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial information has been derived from the audited financial statements of Biosource America, Inc. (“Biosource America”) as of and for the period from inception (December 1, 2005) to January 31, 2006, the audited financial statements of Biosource Fuels, LLC (“Biosource Fuels”) as of and for the years ended October 31, 2005 and 2004 and from the interim financial statements of Biosource Fuels as of and for the three month period ended January 31, 2006 and adjusts such information to give effect to the purchase of Biosource Fuels by Biosource America as if the acquisition had occurred as of the end of the most recent interim period, January 31, 2006, in the case of the unaudited pro forma combined condensed balance sheet; as if the acquisition had occurred on November 1, 2005 in the case of the unaudited pro forma combined condensed statement of operations for the three month period ended January 31, 2006; and as if the acquisition had occurred on November 1, 2004 in the case of the unaudited pro forma combined condensed statement of operations for the year ended October 31, 2005. The unaudited pro forma combined condensed financial information is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated. The unaudited pro forma combined condensed financial information should be read in conjunction with the notes thereto and each company’s consolidated financial statements and related notes thereto contained herein.

Unaudited Pro Forma Combined Condensed Balance Sheet

As of January 31, 2006

	Biosource Fuels	Biosource America		Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets
Cash	$1,408,754	$296,020	(2)	$(408,754)	$296,020
			(1)	(1,000,000)
Prepaid expenses	10,569	50,000	(2)	(10,569)	50,000
Total current assets	1,419,323	346,020		1,419,323)	346,020
Property and equipment, net	344,512		(1)	1,025,000	1,025,000
			(2)	(344,512)
Intangible assets	33,260		(1)	4,975,000	4,975,000
			(2)	(33,260)
Total Assets	$1,797,095	$346,020		$4,202,905	$6,346,020

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable & accrued expenses	$190,694	$11,498	(2)	$(190,694)	$11,498
Due related parties	155,160	20,124	(2)	(155,160)	20,124
Deferred revenues	1,243,181				1,243,181
Total current liabilities	1,589,035	31,622		(345,854)	1,274,803
Long term debt
Notes payable to related parties	687,000		(2)	(687,000)
Convertible debt			(1)	5,000,000	5,000,000
Total Liabilities	2,276,035	31,622		3,967,146	6,274,803

Owners equity (deficit)
Common Stock		350,000			350,000
Additional paid-in capital			(2)	(243,181)	(243,181)
Development stage deficit		(35,602)			(35,602)
Members’ contributions	591,682	0	(2)	(591,682)	0
Accumulated deficit	(1,070,622)	0	(2)	1,070,622	0
Total Owners’ Equity (Deficit)	(478,940)	314,398		235,759	71,217
Total Liabilities & Owners’ Equity (Deficit)	$1,797,095	$346,020		$4,202,905	$6,346,020

(1) To record asset purchase agreement between Biosource Fuels, LLC (seller) and Biosource America, Inc. (Buyer)

(2) To remove assets and liabilities of Biosource Fuels not acquired in asset purchase agreement

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Three Month Period Ended January 31, 2006

			Pro Forma	Pro Forma
	Biosource Fuels	Biosource America	Adjustments	Combined
Revenues	$799,819	—	—	$799,819
Cost of revenue	751,575	—	—	751,575

Gross margin	48,244	—	—	48,244

Expenses
Selling, general and administrative	100,746	$35,602	—	136,348
Interest expense	18,586	—	—	18,586
Depreciation	21,402	— (1)	$8,334	29,736

Total operating expenses	140,734	35,602	8,334	184,670

Net Loss	$(92,490)	$(35,602)	$(8,334)	$(136,426)

Loss per share/unit	$(15.63)	$(0)	$(0)	$(0)

Weighted average of shares/units outstanding	5,917	60,000,000		60,000,000

(1) To record additional depreciation on increased value assigned to fixed assets

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Year Ended October 31, 2005

				Pro Forma	Pro Forma
	Biosource Fuels	Biosource America		Adjustments	Combined

Revenues	$160,460	—			$160,460

Expenses
Selling, general and administrative	382,215	$—			382,215
Interest expense	59,088	—			59,088
Depreciation	77,434		(1)	$33,334	110,768

Total operating expenses	518,737	—		33,334	552,071

Net Loss	$(358,277)	$—		$(33,334)	$(391,611)

Loss per unit	$(60.55)	$(0)		$(0)	$(0.01)

Weighted average of shares/units outstanding	5,917	60,000,000			60,000,000

(1)   To record additional depreciation on increased value assigned to fixed assets.

Notes to Unaudited Pro Forma Combined Condensed Financial Information

This unaudited pro forma combined condensed financial information has been presented to reflect the impact of the Asset Purchase Agreement entered into between Biosource America, Inc. (the buyer, “Biosource America”) and Biosource Fuels, LLC (the seller, “Biosource Fuels”). In connection with the Asset Purchase Agreement, Biosource America agreed to purchase all of the equipment, leases, intellectual property, patents and patent applications, software, books and records of Biosource Fuels and the cash, prepaid expenses and contract rights and liabilities associated with Biosource Fuels contracting operations. Specifically excluded assets include cash, accounts receivable and prepaid expenses not related to the contracting business. The purchase price for the acquired assets is $6,000,000 allocated based upon the fair market value of assets acquired as detailed below:

Description	Amount

Property & equipment including biodiesel plant	$1,025,000

Intangible assets including intellectual property including trade secrets, proprietary manufacturing information and know how, patents and patent applications, books and records	4,975,000

Total purchase price	$6,000,000

The pro forma adjustments included in the unaudited pro forma combined condensed financial information included herein reflect the above asset allocation and any profit and loss effect for the related periods presented which include an increase to depreciation expense for the value assigned to depreciable assets.